Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49138, 033-22977, 33-22977, and 33-89930 on Form S-8 of our reports dated June 15, 2007, relating to the consolidated financial statements of MAIR Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Mesaba Aviation, Inc. (Debtor-in-Possession), a wholly-owned subsidiary of the Company, Bankruptcy Court entering an order confirming the plan of reorganization on April 24, 2007, and the Company’s change in its method of accounting for stock-based compensation), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2007.

Minneapolis, Minnesota
June 15, 2007